EXHIBIT 10.10

Attachment A omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the SEC upon request.

PARTIAL SECONDMENT AGREEMENT
THIS PARTIAL SECONDMENT AGREEMENT (this “Agreement”) is executed as of March 9, 2026 but is effective as of the Effective Date.
AMONG:

(1)	DynaEnergetics US, Inc. (“Host Company”), a corporation organized and existing under the laws of Colorado, United States with a place of business at 3564 HCR 1145 Loop North, Blum, Texas 76627; and
(2)
DynaEnergetics Europe GmbH (“Home Company”), a limited liability company organized and existing under the laws of Germany with a place of business at Kaiserstrasse 3, 53840 Troisdorf, Germany, registered in the commercial register of the Local Court of Siegburg under HRB 6271; and

(3)	Ian Grieves (“Executive”).
Host Company, Home Company and Executive are referred to individually herein as a “Party” and collectively as the “Parties”.
WHEREAS:

(A)	Executive is currently employed by Home Company as President of DynaEnergetics. In addition, Executive holds the office as Managing Director DynaEnergetics Europe GmbH;
(B)	With the consent of Home Company, Executive has agreed to serve as President of DynaEnergetics (General Manager-Americas) of Host Company;
(C)	In connection with the Executive’s engagement by Host Company, Home Company has agreed to second the Executive to Host Company; and
(D)
The Parties desire to enter into this Agreement to set forth the terms and conditions under which
Executive will provide the Services (as defined below) to Host Company during the Secondment Period (as defined below);

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the Parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
Section 1. Definitions. The following initially capitalized terms, as used in this Agreement, have the following meanings:
(a) “Effective Date” means March 1, 2025.
(b) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Secondment Period” means that period commencing on the Effective Date and ending upon the termination of this Agreement in accordance with Section 9 hereof. To the extent Executive remains away from the host country for a period of one month or more (the “Exclusion Period”), such time will be excluded from the Secondment Period.
(d) “Services” means all services commensurate with the duties of (VP) General Manager - Americas of Host Company during the Secondment Period as more particularly set forth in the job description in Attachment A.
Section 2. Executive’s Continued Service with Home Company. During the Secondment Period, Home Company shall make the Executive available to Host Company on a fractional basis for the purpose of the Executive performing the Services for or on behalf of Host Company. It is understood that the Services for or on behalf of the Host Company will at a minimum make out 75% of the Executive’s working time and that these Services will be physically rendered in the territory of the United States. It is also understood that Executive’s legal obligations arising from his office as Managing Director of Home Company will not be affected by the Services. Notwithstanding the foregoing, Executive will at all times during the Secondment Period continue to remain be in a service relationship with Home Company.
Executive shall be subject to the personnel policies and other terms and conditions which apply to his service relationship with Home Company and shall not be entitled to receive any such benefits, perquisites or privileges from Host Company. Executive also shall comply with Host Company’s personnel policies to the extent that they do not conflict with Home Company’s policies.
Section 3. Salary and Benefits. During the Secondment Period, Home Company, and not Host Company, shall pay Executive’s salary (“Base Salary”), pay any bonus or other equity or non-equity incentive compensation and provide or make available any insurance, pension and other benefits to which he is entitled under the existing service agreement with Home Company and under any written agreements with respect to his service relationship with Home Company (collectively, the “Executive Service Arrangements”). With the exception of the benefits listed below in this Section 3, Executive is not entitled to any additional remuneration against Host Company or Home Company for providing the Services under this Agreement; rather the parties agree that the Services are fully compensated by the current remuneration arrangement with Home Company as per Section 3 and Section 1 para 4 of the Managing Director’s Agreement. All compensation and benefits paid under this Agreement will be subject to tax equalization back to Germany. The Host Company will be responsible for collecting and remitting taxes as required in the host country. Any payment the Host Company makes to Home Company will be reduced by any amount remitted to host country’s tax authorities.
(a)In its capacity as Executive’s service provider, Home Company shall pay all necessary employment taxes as required by law with respect to Executive and report Executive’s income to the appropriate tax authorities and withhold all taxes from such income, as required by law.
(b)A company vehicle will be provided by Host Company to Executive for personal and business use during the Secondment Period in the United States. The fair market value of the lease, insurance and fuel is
$1,500 per month. This allowance will be grossed up for Executive’s personal income tax purposes.
An allowance of up to $4,250 per month will be provided by Host Company to Executive to reimburse the rent, utilities, insurance and furnishings of an apartment in or near Fort Worth, Texas. Rent under this allowance will be paid directly by the Host Company to the landlord. This allowance will be paid upon receipt of an executed rental agreement if signed by the Executive (to the extent the landlord will not sign a rental agreement directly with the Host Company) or upon execution if signed by Host Company. This allowance will be grossed up for Executive’s personal income tax purposes.
(c)Host Company will reimburse Executive up to $12,500 for up to five round trip flights annually for Executives’ spouse. Flights should be booked in accordance with the Home Company’s current travel expense reimbursement policy. This allowance will be grossed up for Executive’s personal income tax purposes.
(d)The parties agree that the Executive shall remain within the German social security system in accordance with the US – German treaty on social security and they agree to take all reasonable efforts to obtain a respective certification about the continued coverage by the German social security system, to the extent possible. The Executive shall ensure adequate Health Insurance is in place for the duration of the Secondment Period for the Executive and his family during their stay in the US. Neither Host Company nor Home Company shall be liable for any medical expenses, claims, or liabilities arising from Executive’s failure to obtain adequate Health Insurance coverage during the Secondment Period. Executive is not permitted to submit medical expenses for reimbursement. Medical, dental, vision, prescription, and other healthcare-related costs are considered personal expenses and are not eligible for reimbursement by the Company.
(e)All business and travel expenses will be reimbursed by Host Company in accordance with its expense reimbursement policies including travel to Germany for business reasons. All business travel and subsequent expenses arising as a result will be approved by the Chief Financial Officer, DMC Global.
(f)All terms of Executive’s current service agreement with Home Company will remain in full force and effect other than as set forth in this Agreement.
(g)Host Company will reimburse Executive for the cost of tax counseling and preparation of tax returns globally, including returns filed in both the United States and Germany for each calendar year in the Secondment Period. This benefit will be grossed up for Executive’s personal income tax purposes.
(h)Host Company shall engage counsel to secure the necessary immigration documents, including a work visa, to cover the Executive’s performance under this Agreement. If the necessary documents cannot be obtained or later cancelled for whatever reason, this Agreement will be terminated.
Section 4. Reimbursement of Home Company.
(a)In consideration for Home Company making Executive available to provide the Services during the Secondment Period, Host Company shall pay to Home Company, within currently agreed intercompany payment terms, for each calendar quarter an amount to be determined but not greater than 75% of the sum of:

(1)the Executive’s Base Salary for such quarter;
(2)Any cash bonus paid to the Executive by Home Company (including, but not limited to, pursuant to any qualified incentive compensation plan) during such quarter;
(3)all applicable social security taxes, unemployment taxes and any other similar government required tax, fee or levy paid or accrued by Home Company specifically related to the services performed by the Executive during such quarter; and
(4)Home Company’s cost of providing benefits to the Executive pursuant to the Executive Service Arrangements during such quarter.

(b)Host Company shall also reimburse Home Company for any expenses incurred by Home Company at the request of Host Company or otherwise required of Home Company in connection with this Agreement.
Section 5. Confidentiality. Executive shall not use, divulge or communicate to any person (other than those whose province it is to know the same or with authority from Host Company) any trade secrets or information which are for the time being confidential to Host Company or any of its subsidiaries and are not in the public domain, including the terms of the Secondment, (“Confidential Information”), which the Executive may have received or obtained during the Secondment Period. This restriction shall continue to apply after the termination of this Agreement for whatever cause without limit in point in time but shall cease to apply to information or knowledge that may come into the public domain otherwise than through the unauthorized disclosure by or the fault of Home Company or the Executive. Executive shall return to Host Company or any of its subsidiaries upon request any or all of them and upon termination of this Agreement all materials, whether documentary or otherwise, together with copies thereof containing Confidential Information and not to take further copies of any of the above-mentioned documents or materials after termination of this Agreement. Home Company undertakes and shall use reasonable efforts to ensure that Executive complies with the covenants set out in this Section.
Section 6. Host Company Indemnification of Home Company.
(a) Host Company to the full extent permitted by law shall indemnify and hold harmless Home Company and each principal, officer, member, manager and employee of Home Company (each a “Covered Person”) from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with the provision of the Services by the Executive in accordance with this Agreement or any action taken or omitted by any such Covered Person by or on behalf of Host Company or any subsidiary pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, willful misconduct or bad faith of any such Covered Person or the reckless disregard by such Covered Person of their duties under this Agreement. In the event that any Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with Home Company’s obligations hereunder, Host Company will periodically reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Covered Person shall provide Host Company with an undertaking to promptly repay to Host Company the amount of any such expenses paid to it if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by Host Company as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Covered Person shall provide Host Company with a written affirmation that such Covered Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of Host Company to advance funds to any Covered Person shall in no way affect such Covered Person’s right to reimbursement of such costs if it is ultimately determined that such Covered Person was entitled to indemnification pursuant to the terms hereof.
(b) Any Covered Person entitled to indemnification from Host Company hereunder shall seek recovery under any insurance policies by which such Covered Person is covered and any Covered Person shall obtain the written consent of Host Company prior to entering into any compromise or settlement which would result in an obligation of Host Company to indemnify such Covered Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Covered Person from seeking indemnification pursuant to this Section 8. If such Covered Person actually recovers any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by Host Company by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by Host Company in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company to such Covered Person) to Host Company. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of Host Company or any subsidiary and also of any other Person for which the Covered Person hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by Host Company may be limited to Host Company’s or any subsidiary’s proportionate share thereof if so determined by Host Company in good faith.
Section 7. Termination of Secondment Agreement. This Agreement shall terminate upon the earlier to occur of (a) twenty-four months from the Effective Date or (b) by any party upon at least ninety (90) days’ prior written notice to the other party. Upon termination, Executive will resume his service at Home Company in accordance with the existing Managing Directors’ Agreement in full.
Section 8. Miscellaneous.
(a)Entire Agreement. This Agreement and the Executive Service Agreements set forth the entire agreement and understanding of the Parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings between the Parties concerning such subject matter. No representation, promise, inducement or statement of intention has been made by or on behalf of any Party hereto that is not set forth in this Agreement, the Executive Service Agreements and the other documents referred to herein. This Agreement may not be amended or modified except by a written instrument specifically referring to this Agreement executed by the Parties hereto.
(b)Waiver. The failure of a Party hereto at any time or from time to time to require performance of any of the other party’s obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.
(c)No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.
(d)No Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties.

(e)Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
(f)Severability. In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(g)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned have executed this Secondment Agreement as of March 9, 2026.

DynaEnergetics US, Inc.

/s/ David Mandelbaum
By: David Mandelbaum
Title: Secretary and Assistant Treasurer

DynaEnergetics GmbH, represented by its sole shareholder, NobelClad Europe GmbH

/s/ Antoine Nobili
By: Antoine Nobili
Managing Director

Executive
/s/ Ian Grieves
Ian Grieves

Attachment A omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the SEC upon request.